Exhibit 10.31

as of June 27, 2002

Lawrence M. Smith, President

Beverly National Corporation

240 Cabot street

Beverly, MA 01915

Dear Larry:

Reference is made to your Employment Agreement dated May 31, 1991, as amended December 22, 1998 and February 6, 2002, between us (the “Agreement”) and the letter dated the date hereof between us granting stock options to you (“Option Letter”). You have announced you will retire effective July 31, 2002. We agree that such date shall be the effective date of your retirement from the Bank and from this Corporation. This letter will also confirm our understanding that in consideration of the option granted by the Corporation pursuant to the Option Letter and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the terms of the Agreement are amended effective on the date hereof to provide that:

1.      Section 1 of the Agreement is hereby amended to provide that the term of the Agreement ends on July 31, 2002.

2.      Paragraph 3(c) of the Agreement is amended by substituting “January 31, 2003” for “June 30, 2002”.

3.      Paragraph 8(e) of the Agreement is hereby amended to read in its entirety as follows:

“(e)    Payment Upon Retirement.    Upon the Employee’s retirement, the Company shall pay the Employee a lump sum bonus in the amount of $313,083. The Company will pay the bonus (minus all standard deductions) to the Employee on July 31, 2002. As used in this Section, “standard deductions” shall mean such deductions normally made from the Employee’s compensation for federal and state tax, FICA, and Medicare.”

All other provisions of the Agreement remain in full force and effect.

Please sign below to indicate your concurrence with the foregoing.

Sincerely,
BEVERLY NATIONAL CORPORATION

By:	/s/ Alice B. Griffin

Witness:

/s/ Paul J. Germano

AGREED:

/s/ Lawrence M. Smith
Lawrence M. Smith

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